EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Star Equity Holdings, Inc.
Old Greenwich, Connecticut

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-261957, 333-248872, and 333-237928) and Form S-8 (Nos. 333-250177 and 333-228214) of Star Equity Holdings, Inc. (the “Company”) of our report dated March 31, 2022, except for Note 1, Healthcare Service Revenue Recognition and Healthcare Product and Product-Related Revenue Recognition paragraphs of Note 2, Note 4 and Note 15 which is dated June 17, 2022, relating to the consolidated financial statements which appear in this Form 8-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
San Diego, California
June 17, 2022